Exhibit 99.2(k)(5)(i)

AMENDED & RESTATED

EXHIBIT A*

to the Expense Limitation Agreement between

ABRDN GLOBAL PREMIER PROPERTIES FUND

(formerly, ABERDEEN GLOBAL PREMIER PROPERTIES FUND) and

ABRDN INVESTMENTS LIMITED

(formerly, ABERDEEN ASSET MANAGERS LIMITED)

	Operating Expense
Fund	Limit	Expiration Date
abrdn Global Premier Properties Fund	1.40%	June 30, 2025

*Effective August 1, 2024.

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Exhibit A to be signed by their respective officers thereunto duly authorized, as of June 30, 2024.

abrdn Global Premier Properties Fund	abrdn Investments Limited

/s/ Katherine Corey	/s/ Jan Buchan
Name: Katherine Corey	Name: Jan Buchan
Title: Vice President	Title: Authorised Signatory